Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of AquaBounty Technologies, Inc. of our report dated March 10, 2020, relating to the consolidated financial statements of AquaBounty Technologies, Inc., appearing in the Annual Report on Form 10-K of AquaBounty Technologies, Inc. for the year ended December 31, 2019.
/s/ Wolf & Company, P.C.
Boston, Massachusetts
May 12, 2020